Exhibit 99.2.4

GLOBAL RESTRICTED Share UNIT AWARD AGREEMENT
FOR EMPLOYEES
UNDER BeOne Medicines Ltd.
2016 Share OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Share Units:

Grant Date:

Pursuant to the BeOne Medicines Ltd. 2016 Share Option and Incentive Plan, as amended through the Grant Date (the “Plan”), and this Global Restricted Share Unit Award Agreement for Employees, including any additional terms and conditions for the Grantee’s country set forth in the appendix attached hereto (the “Appendix,” and together with the Global Restricted Share Unit Award Agreement, the “Agreement”), BeOne Medicines Ltd., a corporation incorporated under the laws of Switzerland (the “Company”), hereby grants an award of the number of Restricted Share Units listed above (an “Award”) to the Grantee named above. Each Restricted Share Unit shall relate to one ordinary registered share of the Company, par value US$0.0001 per share (the “Ordinary Shares”). The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), and each ADS represents 13 Ordinary Shares. References herein to the issuance of Ordinary Shares shall also refer to the issuance of ADSs on the same basis of one ADS for every 13 Ordinary Shares. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless defined differently herein.

1.             Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Ordinary Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Share Units have vested as provided in Paragraph 2 of this Agreement and (ii) Ordinary Shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.            Vesting of Restricted Share Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the date(s) specified in the following schedule (the “Vesting Date”) so long as the Grantee has served continuously as an employee or Consultant of the Company or a Subsidiary until and on such dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Share Units specified as vested on such date.

Incremental Number of Restricted Share Units Vested	Vesting Date

(___%)

(___%)

(___%)

(___%)

In determining the number of vested Restricted Share Units at the time of any vesting, the number of Ordinary Shares shall be rounded down to the nearest whole ADS or the nearest increment of 13 Ordinary Shares.

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.             Termination of Employment.

(a)            Except as set forth in Paragraph 3(b), and except as provided otherwise in a Grantee's employment agreement who is a member of the Company's executive management team (as such term is used in the Company's Organizational Regulations, as in effect from time to time) (such Grantee, an “Executive Management Team Member”), if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason, prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Share Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Share Units. For the avoidance of doubt, if the Grantee ceases to be an employee prior to any scheduled Vesting Date (except as set forth in Paragraph 3(b)), the Grantee will not earn or be entitled to any pro-rated vesting for any portion of time before the respective Vesting Date during which the Grantee was an employee, nor will the Grantee be entitled to any compensation for lost vesting. However, a change in the Grantee’s status from employee to Consultant will not be deemed a termination of employment for purposes of the Restricted Share Units.

(b)            If the Grantee’s employment with the Company and its Subsidiaries terminates by reason of the Grantee’s death or Disability, all unvested Restricted Share Units then-held by the Grantee will, except as provided otherwise in a Grantee's employment agreement who is an Executive Management Team Member, be subject to full accelerated vesting immediately as of the date of such termination of employment. For purposes of this Agreement, “Disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(c)            For purposes of the Restricted Share Units, the Grantee’s employment shall be considered terminated as of the date the Grantee is no longer actively employed by the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any). In jurisdictions where termination of employment is subject to any notice period, including any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) , any such notice period shall not be considered for purposes of determining whether I am actively employed. The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Restricted Share Units (including whether the Grantee may still be considered to be employed while on a leave of absence).

(d)            Notwithstanding any provision to the contrary in this Agreement, with respect to a Grantee who is an Executive Management Team Member, the determination of whether, and the date on which, such Grantee’s employment has terminated, shall be governed exclusively by the terms of such Grantee’s individual employment agreement. In the event of any conflict between this Agreement and such Grantee’s individual employment agreement regarding the termination of employment, the terms of the individual employment agreement shall control exclusively.

4.             Issuance or Delivery of Ordinary Shares. As soon as practicable following each Vesting Date or the date of any accelerated vesting pursuant to Section 3(b) or otherwise (but in no event later than two and one-half (2.5) months after the end of the year in which the Vesting Date or, if earlier, the date of any accelerated vesting, occurs), the Company shall cause to be issued or delivered to the Grantee the number of Ordinary Shares equal to the aggregate number of Restricted Share Units that have vested pursuant to this Agreement on such date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such Ordinary Shares.

5.             Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.

6.             Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary employing the Grantee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable or deemed legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Share Units, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the subsequent sale of Ordinary Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Share Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(a)            In connection with any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, provided that the Restricted Share Units do not vest prior to the expiration of the applicable cooling-off period under Rule 10b5-1(c)(1)(ii)(B) of the Exchange Act, measured from the date of the Grantee’s acceptance or deemed acceptance of this Agreement, or if later, the date the Grantee is not in possession of material, non-public information regarding the Company or any securities of the Company (the “Cooling-off Period”), the Grantee authorizes the Company (or its designated agent) to sell the portion of the Ordinary Shares to be delivered under the Grantee’s vested Restricted Share Units necessary to satisfy the Tax-Related Items withholding obligations or rights through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent) and apply the proceeds of such sales to satisfy the applicable withholding obligations or rights with regard to the Tax-Related Items (a “Sell to Cover”). The Grantee acknowledges that the Grantee may not exercise control over the timing of such Sell to Cover. As of the date hereof, to the extent the Grantee is subject to Section 16 of the Exchange Act, the Grantee certifies that, as of the date of the Grantee’s acceptance of this Award, the Grantee is not aware of any material, nonpublic information regarding the Company or any securities of the Company and, the Grantee enters into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) or Rule 10b5-1 of the Exchange Act or any other securities laws (together, the “Certification”). Notwithstanding anything in this Agreement to the contrary, the Sell to Cover provisions of this Paragraph 6(a) shall not apply to the extent the Grantee has otherwise entered into a separate Rule 10b5-1 trading plan covering the sale of Ordinary Shares subject to the Restricted Share Units to satisfy withholding obligations or rights related to the Tax-Related Items.

(b)            Notwithstanding anything to the contrary in Paragraph 6(a), and unless otherwise provided in Paragraph 6(c), the Grantee may elect to satisfy the Tax-Related Items in cash, if (i) the cash payment election is made during an open “window period” as determined in accordance with the Company’s Insider Trading Policy and Special Trading Procedures for Insiders (or any successor program or policy) (the “Insider Trading Policy”); (ii) the Grantee obtains pre-clearance approval from the Company’s compliance officer under the Insider Trading Policy; (iii) if applicable, the Grantee renews the Grantee’s Certification with respect to an election to use Sell to Cover with respect to any subsequent vesting event applicable to the Restricted Share Units; and (iv) any election to use Sell to Cover with respect to any subsequent vesting event is not given effect unless the Cooling-off Period, measured from the date the Grantee elects to use Sell to Cover for the subsequent vesting event, has expired.

(c)            Notwithstanding anything to the contrary in Paragraph 6(a), the Company may elect to satisfy withholding obligations or rights for Tax-Related Items in one or more of the forms set forth in the following sentence if: (1) the Tax-Related Items withholding obligations or rights arise other than in connection with the vesting (and associated settlement) of the Restricted Share Units or prior to the expiration of the applicable Cooling-off Period, (2) during an open “window period” as determined in accordance with the Company’s Insider Trading Policy, the Company, in its sole discretion, determines to change the Tax-Related Items withholding payment method from the Sell to Cover, or (3) otherwise required or permitted by applicable law, including the requirements of Rule 10b5-1(c)(1) of the Exchange Act. In lieu of the methods of withholding authorized in Paragraph 6(a), the Company and/or the Employer, or their respective agents, at their discretion, are authorized to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by (i) withholding from the Grantee’s salary, wages or other cash compensation payable to the Grantee by the Company, the Employer, and/or any other Subsidiary; or (ii) withholding from Ordinary Shares to be issued to the Grantee upon settlement of the Restricted Share Units (which must be authorized by the Administrator, as constituted in accordance with Rule 16b-3 under the Exchange Act, if the Grantee is subject to Section 16 of the Exchange Act); (iii) permitting the Grantee to make a payment in cash; or (iv) any other method of withholding determined by the Company and permitted by applicable law.

(d)            Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Grantee's jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Ordinary Shares), or if not refunded, the Grantee may seek a refund from local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation or rights for Tax-Related Items are satisfied by withholding from Ordinary Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Ordinary Shares subject to the vested Restricted Share Units, notwithstanding that a number of the Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items.

(e)            While this Agreement is in effect, the Grantee agrees (i) not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Agreement (including, without limitation, with respect to any securities convertible or exchangeable into Ordinary Shares) and (ii) not to attempt to exercise any influence over how, when or whether to effect the withholding and sale of Ordinary Shares pursuant to this Paragraph 6, except and only to the extent permitted by the Company. The Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares, or the proceeds of the sale of Ordinary Shares, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

7.             Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8.             No Obligation to Continue Employment or Other Service. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment or other service and neither the Plan nor this Agreement shall interfere in any way with the right of the Employer to terminate the employment of the Grantee at any time.

9.             Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.           Nature of Grant. By accepting the Award, the Grantee acknowledges, understands and agrees that:

(a)            the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)            the Plan is operated and the Restricted Share Units are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Grantee may have under this Agreement may be raised only against the Company but not any Subsidiary (including, but not limited to, the Employer);

(c)            no Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Grantee under this Agreement;

(d)            the grant of the Restricted Share Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past;

(e)            all decisions with respect to future restricted share units or other grants, if any, will be at the sole discretion of the Company;

(f)             the Grantee is voluntarily participating in the Plan;

(g)            the grant of the Restricted Share Units does not establish an employment or other service relationship between the Grantee and the Company;

(h)            the Restricted Share Units and any Ordinary Shares subject to the Restricted Share Units, and the income from and value of same, are not intended to replace any pension rights or compensation;

(i)             unless otherwise agreed with the Company, the Restricted Share Units and the Ordinary Shares subject to the Restricted Share Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of a Subsidiary;

(j)             the Restricted Share Units and any Ordinary Shares subject to the Restricted Share Units, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(k)            the future value of the Ordinary Shares underlying the Restricted Share Units is unknown, indeterminable, and cannot be predicted with certainty;

(l)             no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Share Units resulting from the termination of the Grantee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) and/or the application of any recoupment, recovery, or clawback policy otherwise required by applicable laws;

(m)           unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Share Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Share Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and

(n)            neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Share Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Share Units or the subsequent sale of any Ordinary Shares acquired upon settlement.

11.           Appendix. Notwithstanding any provision of this Global Restricted Share Unit Award Agreement for Employees, if the Grantee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the Restricted Share Units shall be subject to the additional terms and conditions set forth in the Appendix for the Grantee’s country, if any. Moreover, if the Grantee relocates to one of the countries or regions included in the Appendix during the term of the Restricted Share Units, the additional terms and conditions for such country shall apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix forms part of this Agreement.

12.           Language. The Grantee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms of this Agreement. If the Grantee has received this Agreement, or any other documents related to the Restricted Share Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

13.           Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

14.           Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.

15.           Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Switzerland applied without regard to conflict of law principles.

16.           Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts at the registered office of the Company, and no other courts, where this grant is made and/or to be performed, and no other courts.

17.           Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.           Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Share Units and the Ordinary Shares acquired upon settlement of the Restricted Share Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.           Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company, or any third party designated by the Company.

20.           Insider Trading Restrictions / Market Abuse Laws. By accepting the Restricted Share Units, the Grantee acknowledges that he or she is bound by all the terms and conditions of any Company insider trading policy as may be in effect from time to time. The Grantee further acknowledges that the Grantee may be or may become subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., Restricted Share Units) or rights linked to the value of Ordinary Shares during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company’s insider trading policy as may be in effect from time to time. It is the Grantee’s responsibility to comply with any applicable restrictions and the Grantee should speak to his or her personal advisor on this matter.

21.           Foreign Asset/Account, Exchange Control and Tax Reporting. The Grantee may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Grantee’s ability acquire or hold Restricted Share Units or Ordinary Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Ordinary Shares) in a brokerage/bank account outside the Grantee’s country. The applicable laws of the Grantee’s country may require that he or she report such Restricted Share Units, Ordinary Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Grantee’s country within a certain time period or according to certain procedures. The Grantee is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.

BEONE MEDICINES LTD.

By:
Name:
Title:

The undersigned hereby agrees to the terms and conditions of the Agreement. Electronic agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable. The Grantee is required to affirmatively accept or reject this Award prior to the five-month anniversary of the Grant Date or, if the Grantee is not permitted to trade in securities of the Company (as determined in accordance with the Company’s Insider Trading Policy) as of the five-month anniversary of the Grant Date, the first day on which the Grantee would be permitted to trade (the “Acceptance Deadline”).

•	If the Grantee is not subject to Section 16 of the Exchange Act and has not affirmatively accepted or rejected the Award prior to the Acceptance Deadline, the Grantee will be deemed to have accepted this Award and all the terms and conditions set forth in this Agreement as of the Acceptance Deadline. Such deemed acceptance will allow the Ordinary Shares to be released in a timely manner and once released, the Grantee waives any right to assert that the Grantee has not accepted the terms hereof.

•	If the Grantee is subject to Section 16 of the Exchange Act, the Grantee must accept or reject the Award prior to the Acceptance Deadline to avoid cancellation of the Award.

•	If the Grantee affirmatively accepts this Award on a date the Grantee is not permitted to trade in securities of the Company (as determined in accordance with the Company’s Insider Trading Policy), the Grantee will be deemed to have accepted this Award and all the terms and conditions set forth in this Agreement as of the first day on which the Grantee would be permitted to trade.

•	If the Grantee rejects the Award, the Award will be cancelled and no benefits from the Award nor any compensation or benefits in lieu of the Award will be provided to the Grantee.

Dated:
Grantee’s signature

Name:

Grantee’s address:

[Signature Page to Global Restricted Share Unit Award Agreement for Employees

under the 2016 Share Option and Incentive Plan]

appendix

GLOBAL RESTRICTED Share UNIT AWARD AGREEMENT
FOR EMPLOYEES
UNDER BEONE medicines Ltd.
2016 Share OPTION AND INCENTIVE PLAN

Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Restricted Share Unit Award Agreement for Employees (the “RSU Agreement”).

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Restricted Share Units if the Grantee works and/or resides in one of the countries or regions listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or the Grantee transfers employment and/or residency to a different country after the Restricted Share Units are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Grantee.

Notifications

This Appendix also includes information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries or regions as of April 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Grantee vests in the Restricted Share Units or sells any Ordinary Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.

If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment and/or residency to a different country after the Restricted Share Units are granted, the notifications contained in this Appendix may not be applicable to the Grantee in the same manner.

DATA PRIVACY PROVISIONS FOR ALL EMPLOYEES

(a)             Data Collection, Processing and Usage. The Company collects, processes, and uses certain personally-identifiable information about the Grantee; specifically, including the Grantee’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Ordinary Shares or directorships held in the Company, and details of all Restricted Share Units or any other equity awards granted, canceled, exercised, vested, or outstanding in the Grantee’s favor (“Data”), which the Company receives from the Grantee or the Employer. In granting the Restricted Share Units under the Plan, the Company will collect the Grantee’s Data for purposes of allocating Ordinary Shares and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s Data pursuant to the Company’s legitimate interest of managing the Plan and generally administering employee equity awards and to satisfy its contractual obligations under the terms of the Agreement.

(b)             Stock Plan Administration Service Provider. The Company transfers Data to Morgan Stanley Smith Barney, LLC and certain of its affiliates (“MSSB”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Grantee’s Data with another company that serves in a similar manner. MSSB will open an account for the Grantee to receive and trade Ordinary Shares acquired under the Plan. The Grantee will be asked to agree on separate terms and data processing practices with MSSB, which is a condition to the Grantee’s ability to participate in the Plan.

(c)             International Data Transfers. The Company is incorporated under the laws of Switzerland and operates globally through various Subsidiaries. MSSB is based in the United States. The Company can only meet its contractual obligations to the Grantee if the Grantee’s Data is transferred to the Company and MSSB. The Company’s legal basis for the transfer of the Grantee’s Data is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.

(d)             Data Retention. The Company will use the Grantee’s Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means the Company may retain the Grantee’s Data after the Grantee’s employment relationship has terminated. When the Company no longer needs the Grantee’s Data, the Company will remove it from its systems to the fullest extent practicable. If the Company keeps the Grantee’s Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)             Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s country of residence. For example, the Grantee’s rights may include the right to (i) request access or copies of Data the Company processes, (ii) request rectification of incorrect Data, (iii) request deletion of Data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Grantee’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Grantee’s Data. To receive clarification regarding the Grantee’s rights or to exercise the Grantee’s rights, the Grantee should contact the Company’s local human resources department.

ARGENTINA

Notifications

Securities Law Information. The Ordinary Shares are not publicly offered or listed on any stock exchange in Argentina and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores). The offer is private and not subject to prospectus requirement in Argentina.

Exchange Control Information. Exchange control regulations in Argentina are subject to frequent change. The Grantee is solely responsible for complying with any applicable exchange control rules and should consult with his or her personal legal advisor prior to remitting proceeds from the sale of Ordinary Shares or cash dividends paid on such Ordinary Shares.

AUSTRALIA

Notifications

Securities Law Information. This offer of Restricted Share Units is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Restricted Share Units granted under the Plan, such that the Restricted Share Units are intended to be subject to deferred taxation.

Exchange Control Information. If the Grantee is an Australian resident, exchange control reporting is required for cash transactions exceeding a certain threshold and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Grantee’s behalf. If there is no Australian bank involved with the transfer, the Grantee will be required to file the report.

AUSTRIA

Terms and Conditions

Exchange Control Information. If the Grantee holds securities (including Ordinary Shares acquired under the Plan) or cash (including proceeds from the sale of Ordinary Shares) outside Austria, the Grantee may be subject to reporting obligations to the Austrian National Bank. If the value of the Ordinary Shares meets or exceeds a certain threshold, the Grantee must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside of Austria meet or exceed a certain threshold, monthly reporting obligations apply, as explained in the next paragraph.

If the Grantee sells Ordinary Shares, or receives any cash dividends, the Grantee may have exchange control obligations if the Grantee holds the cash proceeds outside Austria. If the transaction volume of all the Grantee’s accounts abroad meets or exceeds a certain threshold, the Grantee must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.

BELGIUM

There are no country-specific provisions.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Restricted Share Units, the Grantee acknowledges and agrees to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the vesting of the Restricted Share Units, the receipt of any dividends, and the sale of the Ordinary Shares acquired under the Plan.

Labor Law Acknowledgment. By accepting the Restricted Share Units, the Grantee agrees that the Grantee is (i) making an investment decision and (ii) the value of the underlying Ordinary Shares is not fixed and may increase or decrease over the vesting period without compensation to the Grantee.

Notifications

Exchange Control Information. If the Grantee is resident or domiciled in Brazil, he or she will be required to submit annually a declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than a certain threshold. Quarterly reporting is required if such amount exceeds a certain threshold. Assets and rights that must be reported include Ordinary Shares the Grantee acquires under the Plan and the proceeds realized from the sale of such Ordinary Shares or the receipt of any dividends and may include Restricted Share Units granted under the Plan.

CANADA

Terms and Conditions

No Obligation to Make Payment. This provision replaces Paragraph 10(c) of the RSU Agreement:

Except as explicitly and minimally required under applicable legislation, no Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Grantee under this Agreement;

Exclusion from Compensation or Salary. This provision replaces Paragraph 10(j) of the RSU Agreement:

Except as explicitly and minimally required under applicable legislation, the Restricted Share Units and any Ordinary Shares subject to the Restricted Share Units, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

No Compensation for Forfeiture. This provision replaces Paragraph 10(l) of the RSU Agreement:

Except as explicitly and minimally required under applicable legislation, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Share Units resulting from the termination of the Grantee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) and/or the application of any recoupment, recovery, or clawback policy otherwise required by applicable laws;

Termination of Employment. The following provision replaces Paragraph 3(c) of the RSU Agreement:

For purposes of the Restricted Share Units, the Grantee’s employment shall be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any), and the Grantee’s right (if any) to earn, seek damages in lieu of, vest in or otherwise benefit from any portion of the Restricted Share Units pursuant to this Agreement will be measured by, the date the Grantee is no longer actually providing services to the Company or one of its Subsidiaries (the “Termination Date”).

Unless explicitly required by applicable legislation, the Termination Date shall exclude and shall not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. For greater certainty, the Grantee will not earn or be entitled to any pro-rated vesting for that portion of time before the Termination Date, nor will the Grantee be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, the Grantee’s right to vest in the Restricted Share Units or otherwise benefit from the Restricted Share Units, if any, will terminate effective upon the expiry of the minimum statutory notice period, but the Grantee will not earn or be entitled to pro-rated vesting if the Vesting Date falls after the end of the statutory notice period, nor will the Grantee be entitled to any compensation for lost vesting or other participation. For further clarity, any reference to a termination of the Grantee’s employment or a date of termination under this Agreement or the Plan will be interpreted to mean the Termination Date.

The following provisions apply if the Grantee is a resident of Quebec:

Language Consent. Upon request, a French translation of the Plan and the Agreement will be made available to the Grantee as soon as reasonably practicable. The Grantee understands that, from time to time, additional information related to the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the Plan as soon as reasonably practicable.

Consentement Langue. Sur demande, une traduction française du Plan et de l'Accord sera mise à la disposition du Bénéficiaire dès que raisonnablement possible. Le Bénéficiaire comprend que, de temps à autre, des informations supplémentaires relatives au Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société traduira en français les documents relatifs au Plan dès que raisonnablement possible.

Data Privacy. This provision supplements the Data Privacy Provisions for All Employees paragraph in this Appendix:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Company, the Employer and/or any other Subsidiary to disclose and discuss the Plan with their advisors. The Grantee further authorizes the Company and the Employer to record such information and to keep such information in the Grantee’s employee file. The Grantee acknowledges and agrees that the Grantee’s personal information, including sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. If applicable, the Grantee also acknowledges that the Company, the Employer, MSSB, and other parties involved in the administration of the Plan may use technology for profiling purposes and to make automated decisions that may have an impact on the Grantee or the administration of the Plan.

Notifications

Securities Law Information. The Grantee will not be permitted to sell or otherwise dispose of any Ordinary Shares acquired under the Plan within Canada. The Grantee will only be permitted to sell or dispose of any Ordinary Shares under the Plan if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the Nasdaq Global Select Market).

CHILE

Notifications

Securities Law Information. The offer of the Restricted Share Units constitutes a private offering in Chile effective as of the Grant Date. The offer of Restricted Share Units is made subject to general ruling n° 336 of the Chilean Commission for the Financial Market (“CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the Restricted Share Units are not registered in Chile, the Company is not required to provide public information about the Restricted Share Units or the Ordinary Shares in Chile. Unless the Restricted Share Units and/or the Ordinary Shares are registered with the CMF, a public offering of such securities cannot be made in Chile.

Información bajo la Ley de Mercado de Valores. Esta oferta de Unidades de Acciones Restringidas (“RSU”) constituye una oferta privada in Chile y se inicia en la fecha de concesión. efectiva a partir de la Fecha de la Concesión. Esta oferta de RSU se acoge a las disposiciones de la Norma de carácter General N° 336 de la Comisión para el Mercado Financiero de Chile (“CMF”). Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Dado que las Unidades de Acciones Restringidas no están registradas en Chile, la Compañía no está obligada a proporcionar información pública sobre ellas ni sobre las Acciones Ordinarias en Chile. A menos que las Unidades de Acciones Restringidas o las Acciones Ordinarias estén registradas en la CMF, no podrá realizarse una oferta pública de dichos valores en Chile.

Exchange Control Information. The Grantee may receive foreign currency abroad as a result of the acquisition of Ordinary Shares and freely decide whether to repatriate such currency to Chile or keep it abroad. However, if the Grantee decides to repatriate proceeds from the sale of Ordinary Shares and/or dividends and the amount of the proceeds to be repatriated exceeds a certain threshold, the Grantee acknowledges that the Grantee must effect such repatriation through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office).

CHINA

Terms and Conditions

The following terms and conditions apply to the Grantee if the Grantee is subject to exchange control restrictions and regulations in China (regardless of the Grantee’s nationality and residency status), including the requirements imposed by the State Administration of Foreign Exchange (the “SAFE”), as determined by the Company in its sole discretion:

Restriction on Sale. Notwithstanding the Plan and any other provision of the Agreement to the contrary, the Grantee will not be permitted to sell any Ordinary Shares acquired under the Plan unless and until the necessary approvals have been obtained from the SAFE and remain effective, as determined by the Company in its sole discretion.

Designated Broker. The Grantee acknowledges that all Ordinary Shares acquired under the Plan will be deposited into a designated account established with a broker designated by the Company. The Grantee further acknowledges that the Grantee may not transfer Ordinary Shares out of the account at any time.

Sale of Ordinary Shares. The Grantee acknowledges and agrees that the Company may require the Grantee to sell any Ordinary Shares acquired under the Plan at such time(s) as determined by the Company in its discretion due to local legal and regulatory requirements, as well as the terms of any approval issued by the SAFE (including within a specified period following the Grantee’s termination of employment). Further, the Grantee expressly and explicitly authorizes the Company to issue instructions, on the Grantee’s behalf, to the Company's designated broker or any other brokerage firm and/or third party administrator engaged by the Company to hold any Ordinary Shares and other amounts acquired under the Plan by the Grantee to sell such Ordinary Shares as may be required to comply with the terms of the Company's SAFE approval and/or applicable legal and regulatory requirements. In this regard, the Grantee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Ordinary Shares at any particular price.

Repatriation and Other Exchange Control Requirements. The Grantee acknowledges and agrees that he or she will be required to immediately repatriate to China the cash proceeds from the sale of any Ordinary Shares the Grantee acquires under the Plan, as well as any cash dividends paid on such Ordinary Shares, through a foreign disbursement account held by the Company's designated broker to a special exchange control account established by a Subsidiary in China. The Grantee further acknowledges and agrees that any proceeds from the sale of any Ordinary Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to the Grantee. In this regard, the Grantee also understands that the proceeds will be delivered to the Grantee as soon as possible, but there may be delays in distributing the funds to the Grantee due to exchange control requirements in China. As proceeds will be paid to the Grantee in either U.S. dollars or Renminbi (at the Company's discretion), the Grantee understands that the Grantee may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this U.S. dollar account. The Grantee agrees to bear any remittance fees charged by banks or other financial institutions to handle the payment of my proceeds from the sale of Ordinary Shares. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Administration. The Grantee acknowledges that the Company will not be liable for any costs, fees, lost interest or dividends or other losses the Grantee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan and the Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

COLOMBIA

Terms and Conditions

Nature of Grant. The following provision supplements Paragraph 10 of the RSU Agreement:

The Grantee acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan, the Restricted Share Units, the underlying Ordinary Shares, and any other amounts or payments granted or realized from participation in the Plan do not constitute a component of the Grantee’s “salary” for any purpose. To this extent, they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions or any other labor-related amount which may be payable.

Notifications

Securities Law Information. An offer of Restricted Share Units to employees will not be considered a public offering in Colombia provided that it meets the requirements and conditions set forth in Article 6.1.1.1.1 in Decree 2555, 2010. The Ordinary Shares subject to the Restricted Share Units have not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the Ordinary Shares may not be offered to the public in Colombia. Nothing in the Agreement should be construed as the making of a public offer of securities in Colombia.

Exchange Control Information. The Grantee must register Ordinary Shares acquired under the Plan, regardless of value, with the Central Bank of Colombia (Banco de la República) as foreign investments held abroad. In addition, all payments related to the liquidation of such investments must be transferred through the Colombian foreign exchange market (e.g., local banks), which includes the obligation of correctly completing and filing the appropriate foreign exchange form (declaración de cambio). The Grantee is responsible for complying with applicable exchange control requirements in Colombia.

DENMARK

Terms and Conditions

Danish Stock Option Act. By accepting the Restricted Share Units, the Grantee acknowledges that he or she has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act, as amended effective January 1, 2019, and is attached hereto as Addendum A.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Language Consent. By accepting the Restricted Share Units, the Grantee confirms having read and understood the documents relating to the Restricted Share Units which were provided to the Grantee in English.

En acceptant l'attribution d’actions gratuites « Restricted Share Units », le Grantee confirme avoir lu et compris les documents relatifs aux Restricted Share Units qui ont été communiqués au Grantee en langue anglaise.

Notifications

Type of Grant. The Restricted Share Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of a certain threshold in connection with the sale of securities (including Ordinary Shares acquired under the Plan) and/or the receipt of dividends paid on securities must be reported to the German Federal Bank (Bundesbank). In addition, the Grantee understands if the Grantee acquires Ordinary Shares with a value in excess of this amount under the Plan or sells Ordinary Shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount, the Grantee must report the payment to the Bundesbank. The report must be filed either electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank. The Grantee should consult the Grantee’s personal legal advisor to ensure compliance with the applicable reporting requirements.

HONG KONG

Terms and Conditions

Settlement. This provision supplements Paragraph 2 of the RSU Agreement:

Notwithstanding anything to the contrary in the Plan, the Restricted Share Units will be settled in Ordinary Shares only, not cash.

Sale of Shares. In the event the Restricted Share Units vest within six (6) months of the Grant Date, the Grantee agrees that not to dispose of the Ordinary Shares acquired prior to the six-month anniversary of the Grant Date.

Notifications

Securities Law Information. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Hong Kong residents are advised to exercise caution in relation to the offer. If Hong Kong residents are in any doubt about any of the contents of this document, they should obtain independent professional advice. The Restricted Share Units and Ordinary Shares acquired under the Plan do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries. The Agreement, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or any Subsidiary and may not be distributed to any other person.

ISRAEL

Terms and Conditions

The following provisions apply if the Grantee is an Israeli tax resident or is otherwise subject to taxation in Israel with respect to the Restricted Share Units on the Grant Date:

Capitalized terms used but not defined in these provisions, the Plan, or the Agreement shall have the meanings ascribed to them in the Israeli Sub-Plan to the Plan (the “Israel Sub-Plan”).

Trust Arrangement. The Grantee understands and agrees that the Restricted Share Units granted under the Agreement are subject to and in accordance with the terms and conditions of the Plan, the Israel Sub-Plan, the Agreement, and the trust agreement between the Company and the Trustee or any successor trustee (the “Trust Agreement”). In the event of any inconsistencies between the Israel Sub-Plan, the Agreement and/or the Plan, the Israel Sub-Plan will govern.

Type of Grant. The Restricted Share Units are intended to qualify for tax treatment in Israel as a 102 Capital Gains Track Grant. Notwithstanding the foregoing, by accepting the Restricted Share Units, the Grantee acknowledges that the Company cannot guarantee or represent that the tax treatment under the 102 Capital Gains Track will apply to the Restricted Share Units.

By accepting the Restricted Share Units, the Grantee: (a) acknowledges receipt of and represents that the Grantee has read and is familiar with the terms and provisions of Section 102, the Plan, the Israel Sub-Plan, and the Agreement; (b) accepts the Restricted Share Units subject to all of the terms and conditions of the Agreement, the Plan, the Israel Sub-Plan and Section 102 and the rules promulgated thereunder; and (c) agrees that the Restricted Share Units and/or any Shares issued in connection therewith, will be registered for the benefit of the Grantee in the name of the Trustee as required to qualify under the 102 Capital Gains Track. The Grantee further acknowledges and agrees that the Restricted Shate Units and any Ordinary Shares issued upon vesting thereof shall be deposited with the Trustee, or shall be subject to a supervisory trustee arrangement approved by the ITA for the Trustee, in order to comply with the requirements of the 102 Capital Gains Track.

The Grantee hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan or any Restricted Share Units granted thereunder. The Grantee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with Section 102 and the ITO.

Electronic Delivery and Acceptance. The following provision supplements Paragraph 19 of the RSU Agreement:

To the extent required pursuant to Israeli tax law and/or by the Trustee, the Grantee consents and agrees to deliver hard-copy written notices and/or actual copies of any notices or confirmations provided by the Grantee related to the Grantee’s participation in the Plan. If the Grantee resides in Israel and has not already signed an Israeli consent in connection with grants made under the Plan, then the Grantee must sign and deliver a copy of any Israeli consent provided by the Company or the Trustee within 90 days of the Grant Date to: franklin.collazo@beonemed.com or such other address specified by the Company. If the Company, its Subsidiary in Israel, or the Trustee do not receive the signed Israeli consent within 90 days of the Grant Date, the Company may cancel the Restricted Share Units, in which case the Restricted Share Units will become null and void.

The following provision will apply if the Grantee was not an Israeli tax resident on the Grant Date or if the Restricted Share Units do not qualify as a 102 Capital Gains Track Grant:

Required Sale of Ordinary Shares. The Grantee agrees that, at the Company’s discretion and instruction, any or all of the Ordinary Shares issued upon vesting of the Restricted Share Units may be immediately sold for tax compliance purposes. The Grantee’s acceptance of the Restricted Share Units constitutes the Grantee’s instruction and authorization to the Company and MSSB to assist with such sale of the Ordinary Shares on the Grantee’s behalf. The Company and MSSB are under no obligation to arrange for such sale at any particular price. In the event of such sale of the Ordinary Shares, the Grantee shall receive the cash proceeds from the sale, less any brokerage fees or other costs of sale and subject to fulfillment of any applicable Tax-Related Items. If Ordinary Shares issued upon the vesting of the Restricted Share Units are not immediately sold, the Grantee acknowledges that the Grantee is required to maintain the Ordinary Shares in an account with MSSB until the Ordinary Shares are sold through MSSB and applicable Tax-Related Items obligations are met.

Notifications

Securities Law Information. This grant does not constitute a public offering under the Securities Law, 1968.

ITALY

Terms and Conditions

Plan Document Acknowledgement. By accepting the Restricted Share Units, the Grantee acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

The Grantee further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Agreement: Paragraph 1: Restrictions on Transfer of Award; Paragraph 2: Vesting of Restricted Share Units; Paragraph 6: Responsibility for Taxes; Paragraph 10: Nature of Grant; Paragraph 15: Choice of Law; Paragraph 16: Venue; Paragraph 18: Imposition of Other Requirements; Paragraph 19: Electronic Delivery and Acceptance; and the Data Privacy Provisions for all Employees set forth above in this Appendix.

JAPAN

Notifications

Exchange Control Information. If the Grantee acquires Ordinary Shares valued at more than a certain threshold in a single transaction, the Grantee must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within twenty (20) days of the acquisition of the Ordinary Shares.

KOREA

Notifications

Exchange Control Information. If the Grantee sells Ordinary Shares acquired under the Plan and/or receives cash dividends on the Ordinary Shares, the Grantee may be required to file a report with a Korean foreign exchange bank if the proceeds exceed USD 5,000 (per transaction) and are deposited into a non-Korean bank account. The Grantee acknowledges that the Grantee is solely responsible for complying with any applicable exchange control reporting obligations in Korea and understands that the Grantee should consult with a personal legal advisor to ensure compliance with any exchange control regulations applicable to any aspect of the Grantee’s participation in the Plan.

MALAYSIA

Notifications

Director Notification Obligation. If the Grantee is a director of a Malaysian Subsidiary, the Grantee is subject to certain notification requirements under the Malaysian Companies Act 2016. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when the Grantee receives or disposes of an interest (e.g., Restricted Share Units or Ordinary Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

Terms and Conditions

Acknowledgement of the Agreement. By accepting the Restricted Share Units, the Grantee acknowledges that he or she has received a copy of the Plan and the Agreement, including this Appendix, which he or she has reviewed. The Grantee further acknowledges that he or she accepts all the provisions of the Plan and the Agreement, including this Appendix. The Grantee also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in the “Nature of Grant” paragraph of the Agreement, which clearly provide as follows:

(1)	the Grantee’s participation in the Plan does not constitute an acquired right;

(2)	the Plan and the Grantee’s participation in it are offered by the Company on a wholly discretionary basis;

(3)	the Grantee’s participation in the Plan is voluntary; and

(4)	the Company and any of its Subsidiaries are not responsible for any decrease in the value of any Ordinary Shares acquired under the Plan.

Labor Law Acknowledgement and Policy Statement. By accepting the Restricted Share Units, the Grantee acknowledges that the Company, with registered offices at c/o BeOne Medicines I GmbH, Aeschengraben 27, 4051 Basel, Switzerland, is solely responsible for the administration of the Plan. The Grantee further acknowledges that his or her participation in the Plan, the grant of Restricted Share Units and any acquisition of Ordinary Shares under the Plan do not constitute an employment relationship between the Grantee and the Company because the Grantee is participating in the Plan on a wholly commercial basis. Based on the foregoing, the Grantee expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between the Grantee and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment.

The Grantee further understands that his or her participation in the Plan is the result of a unilateral and discretionary decision of the Company and, therefore, the Company reserves the absolute right to amend and/or discontinue the Grantee’s participation in the Plan at any time, without any liability to the Grantee.

Finally, the Grantee hereby declares that he or she does not reserve to him or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that he or she therefore grants a full and broad release to the Company, its Subsidiaries, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.

Spanish Translation

Reconocimiento del Acuerdo. Al aceptar las Unidades de Acciones Restringidas, el Beneficiario reconoce que ha recibido una copia del Plan y el Acuerdo, incluido este Apéndice, que ha revisado. El Beneficiario reconoce además que acepta todas las disposiciones del Plan y el Acuerdo, incluido este Apéndice. El Beneficiario también reconoce que ha leído y aprueba específica y expresamente los términos y condiciones establecidos en el párrafo “Naturaleza de la Subvención” del Acuerdo, que establece claramente lo siguiente:

(1)	la participación del Beneficiario en el Plan no constituye un derecho adquirido;

(2)	el Plan y la participación del Beneficiario en él es ofrecido por la Compañía de manera completamente discrecional;

(3)	la participación del Beneficiario en el Plan es voluntaria; y

(4)	la Compañía y sus Subsidiarias no son responsables por ninguna disminución en el valor de las Acciones Ordinarias adquiridas en virtud del Plan.

Reconocimiento del Derecho Laboral y Declaración de la Política. Al aceptar las Unidades de Acciones Restringidas, el Beneficiario reconoce que la Compañía, con domicilio social en c/o BeOne Medicines I GmbH, Aeschengraben 27, 4051 Basel, Suiza, es la única responsable de la administración del Plan. El Beneficiario reconoce además que su participación en el Plan, la concesión de Unidades de Acciones Restringidas y cualquier adquisición de Acciones Ordinarias bajo el Plan no constituyen una relación laboral entre el Beneficiario y la Compañía porque el Beneficiario participa en el Plan de manera base totalmente comercial. Con base en lo anterior, el Beneficiario reconoce expresamente que el Plan y los beneficios que pueda derivar de la participación en el Plan no establecen derecho alguno entre el Beneficiario y el Empleador y no forman parte de las condiciones y/o beneficios laborales. proporcionado por el Empleador, y cualquier modificación del Plan o su terminación no constituirá un cambio o deterioro de los términos y condiciones de empleo del Beneficiario.

Además, el Beneficiario comprende que su participación en el Plan es el resultado de una decisión discrecional y unilateral de la Compañía, por lo que la misma se reserva el derecho absoluto de modificar y/o suspender la participación del Beneficiario en el Plan en cualquier momento, sin responsabilidad alguna del Beneficiario.

Finalmente, el Beneficiario manifiesta que no se reserva acción o derecho alguno que origine una demanda en contra de la Compañía, por cualquier indemnización o daño relacionado con las disposiciones del Plan o de los beneficios otorgados en el mismo, y en consecuencia el Beneficiario libera de la manera más amplia y total de responsabilidad a la Compañía, sus Subsidiarias, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

Notifications

Securities Law Information. The Restricted Share Units and any Ordinary Shares acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, Agreement and any other document relating to the Restricted Share Units may not be publicly distributed in Mexico. These materials are addressed to the Grantee because of his or her existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather a private placement of securities addressed specifically to individuals who are present employees made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Notifications

Securities Law Information. The Grantee is being offered Restricted Share Units which, if vested, will entitle the Grantee to acquire Ordinary Shares in accordance with the terms of the Agreement and the Plan. The Ordinary Shares, if issued, will give the Grantee a stake in the ownership of the Company. The Grantee may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, the Grantee will be paid only after all creditors and holders of preference shares (if any) have been paid. The Grantee may lose some or all of the Grantee’s investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Grantee may not be given all the information usually required. The Grantee will also have fewer other legal protections for this investment. The Grantee is advised to ask questions, read all documents carefully, and seek independent financial advice before committing.

The Ordinary Shares (in the form of ADSs) are quoted on the Nasdaq Global Select Market. This means that if the Grantee acquires Ordinary Shares under the Plan, the Grantee may be able to sell the Ordinary Shares on the Nasdaq Global Select Market if there are interested buyers. The Grantee may get less than the Grantee invested. The price will depend on the demand for the Ordinary Shares.

For information on risk factors impacting the Company’s business that may affect the value of the Ordinary Shares, the Grantee should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at www.beonemedicines.com.

NORWAY

There are no country-specific provisions.

POLAND

Notifications

Exchange Control Information. Polish residents holding foreign securities (including Ordinary Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds a certain threshold. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. In addition, transfers of funds into and out of Poland in excess of a certain threshold (or a different threshold if such a transfer of funds is connected with the business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Polish residents are required to store all documents related to any foreign exchange transactions for a period of five years. The Grantee understands that the Grantee is responsible for complying with all applicable exchange control regulations.

PORTUGAL

Terms and Conditions

Language Consent. The Grantee hereby expressly declares that the Grantee has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

Conhecimento da Lingua. A Outorgada declara expressamente que possui pleno conhecimento da língua inglesa e leu, compreendeu e aceitou e concordou integralmente com os termos e condições estabelecidos no Plano e Contrato.

Notifications

Exchange Control Information. If the Grantee is a resident of Portugal and he or she receives Ordinary Shares, the acquisition of such Ordinary Shares should be reported to the Banco de Portugal for statistical purposes. If the Ordinary Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report to the Banco de Portugal. If the Ordinary Shares are not deposited with a commercial bank, broker or financial intermediary in Portugal, the Grantee will be responsible for submitting the report to the Banco de Portugal.

ROMANIA

Terms and Conditions

Language Consent. By participating in the Plan, the Grantee acknowledges that the Grantee is proficient in reading and understanding English and fully understands the terms of the documents related to the Grantee’s participation (the Plan and the Agreement), which were provided in the English language. The Grantee accepts the terms of those documents accordingly.

Consimtamant cu privire la limba. Prin participarea la Plan, Beneficiarul recunoaște că Beneficiarul este competent în citirea și înțelegerea limbii engleze și înțelege pe deplin termenii documentelor legate de participarea Beneficiarul (Planul și Acordul), care au fost furnizate în limba engleză. Beneficiarul acceptă termenii acelor documente în consecință.

Notifications

Exchange Control Information. The Grantee is generally not required to seek authorization from the National Bank of Romania to participate in the Plan or to open and operate a foreign bank account to receive any proceeds under the Plan. However, if the Grantee acquires 10% or more of the registered capital of a non-resident company, the Grantee must file a report with the National Bank of Romania (NBR) within 30 days from the date such ownership threshold is reached. This is a statutory requirement, but it does not trigger the payment of fees to NBR.

Any transfer of funds exceeding a certain amount (whether via one transaction or several transactions that appear to be linked to each other) must be reported to the National Office for Prevention and Control of Money Laundering on specific forms by the relevant bank or financial institution. If the Grantee deposits proceeds from the sale of Ordinary Shares in a bank account in Romania, the Grantee may be required to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income.

SAUDI ARABIA

Notifications

Securities Law Information. The Agreement and related Plan documents may not be distributed in Saudi Arabia except to such persons as are permitted under the Offers of Securities and Continuing Obligations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of the Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If the Grantee does not understand the contents of the Agreement, the Grantee should consult an authorized financial adviser.

SINGAPORE

Terms and Conditions

Restrictions on Sale and Transferability. The Grantee hereby agrees that any Ordinary Shares acquired pursuant to the Restricted Share Units will not be sold or offered for sale in Singapore, unless such sale or offer is made: (i) after six (6) months from the Grant Date, (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or (iii) pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Notifications

Securities Law Information. The grant of the Restricted Share Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, under which it is exempt from the prospectus and registration requirements under the SFA and is not made with a view to the Ordinary Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Obligation. The directors (including alternative directors, substitute directors and shadow directors1) of a Singaporean Subsidiary are subject to certain notification requirements under the Singapore Companies Act. The directors must notify the Singaporean Subsidiary in writing of an interest (e.g., the Award or Ordinary Shares) in the Company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Share Units or when Ordinary Shares acquired under the Plan are subsequently sold), or (iii) becoming a director.

SOUTH AFRICA

Notifications

Securities Law Information. The documents listed below are available for the Grantee’s review on the Company’s website at www.beonemedicines.com and the Company’s intranet:

1.	The Company’s most recent annual financial statements; and

2.	The Company’s most recent Plan prospectus.

A copy of the above documents will be sent to the Grantee free of charge on written request to Frank Collazo at franklin.collazo@beonemed.com.

The Grantee should carefully read the materials provided before making a decision whether to participate in the Plan. In addition, the Grantee should contact his or her tax advisor for specific information concerning the Grantee’s personal tax situation with regard to Plan participation.

1 A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual

Exchange Control Information. By accepting the Restricted Share Units, the Grantee acknowledges that the Grantee is solely responsible for complying with applicable South African exchange control regulations. Since the exchange control regulations change frequently and without notice, the Grantee should consult the Grantee’s legal advisor prior to the acquisition or sale of Ordinary Shares acquired under the Plan to ensure compliance with current regulations. As noted, it is the Grantee’s responsibility to comply with South African exchange control laws, and neither the Company nor any Subsidiary will be liable for any fines or penalties resulting from the Grantee’s failure to comply with applicable laws.

SPAIN

Terms and Conditions

Labor Law Acknowledgment. The following provision supplements Paragraph 9 of the RSU Agreement:

By accepting the Restricted Share Units, the Grantee acknowledges that the Grantee consents to participation in the Plan and has received a copy of the Plan.

The Grantee understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Restricted Share Units under the Plan to individuals who may be employees of the Company and its Subsidiaries throughout the world. This is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not economically bind the Company, the Employer or any Subsidiary on an ongoing basis, other than as expressly set forth in the Plan the and the Agreement, (ii) the Restricted Share Units and any underlying Ordinary Shares shall not become part of any employment contract or other service contract (whether with the Company, the Employer any other Subsidiary) and shall not be considered a mandatory benefit or salary for any purposes (including severance compensation), or any other right whatsoever, and (iii) except as set forth in the Agreement, the Restricted Share Units shall cease vesting upon termination of employment, as detailed below.

Except as set forth in the Agreement, a termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of any unvested Restricted Share Units. In particular, the Grantee understands and agrees that the Restricted Share Units will be forfeited without entitlement to the underlying Ordinary Shares or to any amount as indemnification in the event of a termination of employment prior to vesting by reason of, including, but not limited to, resignation, disciplinary dismissal with or without cause, individual or collective layoff with or without cause, material modification of employment under Article 41 of the Worker’s Statute, relocation under Article 40 of the Worker’s Statute, Article 50 of the Worker’s Statute, Article 10.3 of Royal Decree 1382/1985 and unilateral withdrawal by the Employer.

In addition, the Grantee understands that this offer would not be made but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Restricted Share Units shall be null and void.

Notifications

Securities Law Information. The Restricted Share Units do not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The Grantee is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities held in such accounts (including Ordinary Shares acquired under the Plan) if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds a certain threshold.

Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed a certain threshold, no such declaration must be filed unless expressly required by the Bank of Spain.  If any of such thresholds were exceeded during the current year, the Grantee may be required to file the relevant declaration corresponding to the prior year; however, a summarized form of declaration may be available. The Grantee should consult with a personal legal advisor to ensure compliance with applicable exchange control reporting requirements.

SWEDEN

Terms and Conditions

Responsibility for Taxes. The following provision supplements Paragraph 6 of the RSU Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for any Tax-Related Items as set forth in this Paragraph 6 of the RSU Agreement, by accepting the grant of the Restricted Share Units, the Grantee authorizes the Company and/or the Employer to withhold or sell Ordinary Shares otherwise deliverable to the Grantee upon vesting in order to satisfy the Tax-Related Items, regardless of whether the Company and/or the Employer has an obligation to withhold such Tax-Related Items.

SWITZERLAND

Notifications

Securities Law Information. Neither this document nor any materials relating to the Ordinary Shares (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or one of its Subsidiaries, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to Article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Supervisory Authority (FINMA).

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and any Subsidiary. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. The Grantee understands and acknowledges that the Grantee may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares of the Company) into Taiwan up to a certain threshold per year. The Grantee further understands that if the transaction amount is a certain threshold or more in a single transaction, the Grantee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. The Grantee acknowledges that the Grantee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND

Notifications

Exchange Control Information. It is the Grantee’s responsibility to comply with all exchange control regulations in Thailand. The Grantee is required to immediately repatriate the proceeds from the sale of Ordinary Shares or the receipt of dividends to Thailand if the proceeds realized in a single transaction exceed a certain threshold (currently US$1,000,000), unless the Grantee can rely on an applicable exemption (e.g., where the funds will be used offshore for any permissible purposes under exchange control regulations and the relevant form and supporting documents have been submitted to a commercial bank in Thailand). Any foreign currency repatriated to Thailand must either be converted to Thai Baht or deposited into a foreign currency deposit account within 360 days of repatriation. Any foreign currency repatriated to Thailand must be reported to the Bank of Thailand on a Foreign Exchange Transaction Form through the bank at which the Grantee deposits or converts the proceeds.

TURKEY

Notifications

Securities Law Information. Under Turkish law, the Grantee is not permitted to sell any Ordinary Shares acquired under the Plan in Turkey. The Shares are currently traded on the Nasdaq Global Select Market, which is located outside Turkey, under the ticker symbol “ONC” and the Ordinary Shares may be sold through this exchange.

Financial Intermediary Obligation. The Grantee acknowledges that any activity related to investments in foreign securities (e.g., the sale of Ordinary Shares) should be conducted through a bank or financial intermediary institution licensed by the Turkey Capital Markets Board and should be reported to the Turkish Capital Markets Board. The Grantee is solely responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Restricted Share Units are granted under the Plan only to select employees of the Company and its Subsidiaries and are in the nature of providing employee equity incentives in the United Arab Emirates (“UAE”). The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If the Grantee does not understand the contents of the Plan and the Agreement, the Grantee should consult an authorized financial adviser.

The Emirates Securities and Commodities Authority and the Central Bank have no responsibility for reviewing or verifying any documents in connection with the Plan. No other UAE authority or governmental agency has approved the Plan or the Agreement or taken any steps to verify the information set out herein, nor has any responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Paragraph 6 of the RSU Agreement:

Without limitation to Paragraph 6 of the RSU Agreement, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification can be viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may collect from the Grantee by any of the means referred to in Paragraph 6 of the RSU Agreement.

URUGUAY

Terms and Conditions

Knowledge of Language. The Grantee expressly declares that the Grantee has full knowledge of English and that the Grantee read, understood and freely accepted the terms and conditions established in the Plan.

Conocimiento de Idioma. El Beneficiario (“Grantee”) declara expresamente que tiene pleno conocimiento del idioma inglés y que ha leído, comprendí y libremente acepté los términos y condiciones establecidas en el Plan.

Addendum A

SPECIAL NOTICE FOR EMPLOYEES IN DENMARK

EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships, as amended with effect from January 1, 2019 (the “Stock Option Act”), you are entitled to receive the following information regarding the grant of restricted share units (“RSUs”) pursuant to the BeOne Medicines Ltd. (the “Company”) under the BeOne Medicines Ltd. 2016 Share Option and Incentive Plan (the “Plan”) in a separate written statement (the “Employer Statement”).

This Employer Statement contains only the information mentioned in the Stock Option Act. Additional terms and conditions related to the grant of RSUs are described in the Plan and other documents, including the Global Restricted Share Unit Award Agreement for Employees (the “Agreement”), which have been made available to you.

Capitalized terms used but not defined herein shall have the same meanings given to them in the Plan or the Agreement, as applicable.

1.	Grant Date

The Grant Date of your RSUs is the date that the Administrator approved a grant for you and determined it would be effective.

2.	Rights to future RSU grants under the Plan

The grant of RSUs under the Plan is made at the sole discretion of the Company. Employees of the Company and its Subsidiaries are eligible to receive grants under the Plan. The Administrator has broad discretion to determine who will receive a grant of RSUs and to set the terms and conditions of the RSUs. The Company may decide, in its sole discretion, not to grant RSUs to you in the future. Under the terms of the Plan, you have no entitlement or claim to receive future grants of RSUs.

3.	Vesting Date

The RSUs will vest over a period of time, as set forth in your Agreement. Your RSUs shall be converted into Ordinary Shares upon vesting.

4.	Exercise Price

You pay no monetary consideration to receive the RSUs nor do you pay any price to receive the Ordinary Shares issued upon vesting.

5.	Your rights upon termination of employment

The treatment of the RSUs upon termination of employment will be determined in accordance with the termination provisions of the Agreement, which are summarized immediately below. In the event of a conflict between the terms of the Agreement and the summary below, the terms set forth in the Agreement will govern the RSUs.

In case your employment or service with the Company group is terminated, the balance of any RSUs that have not vested, as well as your right to acquire any shares under the Agreement, will immediately terminate as of the time of the termination of your employment. However, if your employment or service with the Company group is terminated by reason of death or Disability, all unvested Restricted Share Units will be subject to full accelerated vesting immediately as of the date of such termination.

6.	Financial aspects of participating in the Plan

The grant of RSUs has no immediate financial consequences for you. The value of the RSUs is not taken into account when calculating severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.

Ordinary Shares are financial instruments and investing in shares will always have financial risk. The future value of the Ordinary Shares is unknown and cannot be predicted with certainty.

BeOne Medicines Ltd.

SÆRLIG MEDDELELSE TIL

MEDARBEJDERE I DANMARK ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret til aktier m.v. i ansættelsesforhold som ændret med virkning fra 1. januar 2019 (“Aktieoptionsloven”) er du berettiget til i en særskilt skriftlig erklæring (“Arbejdsgivererklæringen”) at modtage følgende oplysninger vedrørende tildelingen af betingede aktier (“RSU'er”) i henhold til BeOne Medicines Ltd. 2016 Share Option and Incentive Plan (“Planen”).

Denne Arbejdsgivererklæring indeholder kun de oplysninger, der er nævnt i Aktieoptionsloven. De nærmere vilkår for tildelingen af RSU'er er beskrevet i Planen samt i øvrige dokumenter, herunder i Global Restricted Share Unit Award Agreement for Employees (“Aftalen”), som er udleveret til dig.

Begreber, der står med stort begyndelsesbogstav i denne Arbejdsgivererklæring, men som ikke er defineret heri, har den i Planen eller Aftalen anførte betydning.

1.	Tildelingstidspunkt

Tidspunktet for tildelingen af RSU'erne er den dag, hvor Administratoren godkendte tildelingen og besluttede, at tildelingen skulle træde i kraft.

2.	Ret til fremtidige RSU-tildelinger i henhold til Planen

De af Planen omfattede RSU'er tildeles udelukkende efter Selskabets skøn. Medarbejdere i Selskabet og Selskabets Datterselskaber er berettigede til at modtage tildelinger i henhold til Planen. Administratoren har vide beføjelser til at bestemme, hvem der skal modtage RSU'er, og til at fastsætte betingelserne for RSU'erne. Selskabet kan frit vælge ikke at tildele dig RSU'er fremover. I henhold til Planens bestemmelser har du ikke nogen ret til eller noget krav på fremover at få tildelt RSU'er.

3.	Modningsdato

RSU'erne modnes over tid i henhold til Aftalen. RSU'erne konverteres til Ordinære Aktier ved modning.

4.	Udnyttelseskurs

Du skal ikke betale noget vederlag for RSU'erne, ligesom du ikke skal betale noget for at modtage de Ordinære Aktier ved modning.

5.	Din retsstilling i forbindelse med fratræden

I tilfælde af din fratræden vil RSU'erne blive behandlet i overensstemmelse med ophørsbestemmelserne i Aftalen, der er opsummeret nedenfor. Såfremt der er uoverensstemmelse mellem bestemmelserne i Aftalen og nedenstående opsummering, er det Aftalens bestemmelser, der er gældende.

I tilfælde af ophør af dit ansættelses- eller tjenesteforhold i Selskabskoncernen bortfalder eventuelle umodnede RSU'er og retten til at købe aktier i henhold til Aftalen øjeblikkeligt med virkning fra fratrædelsestidspunktet. Men hvis din ansættelses- eller tjenesteforhold i Selskabskoncernen bringes til ophør på grund af død eller handicap, vil alle umodnede RSU'er være genstand for fuld fremskyndet optjening straks fra datoen for en sådan opsigelse.

6.	Økonomiske aspekter ved deltagelse i Planen

Tildelingen af RSU'er har ingen umiddelbare økonomiske konsekvenser for dig. Værdien af RSU'erne indgår ikke i beregningen af fratrædelsesgodtgørelser, bonusbetalinger, feriepenge, anciennitetsgodtgørelser, pensionsydelser, sociale ydelser eller andre lignende betalinger.

Ordinære Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Den fremtidige værdi af Ordinære Aktier kendes ikke og kan ikke forudsiges med sikkerhed.

BeOne Medicines Ltd.

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